SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

SAIC, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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KEN DAHLBERG
Chairman of the Board and CEO

June 1, 2007

Dear SAIC Stockholder,

SAIC’s Board of Directors and I want to urge you to vote your SAIC, Inc. shares for the 2007 Annual Meeting of Stockholders of SAIC, Inc. on June 8, 2007. As of May 31, 2007 our proxy vote administrator did not have your vote recorded. The deadline for submitting a proxy to vote your shares is midnight (ET) on June 7, 2007.

As a stockholder of SAIC, Inc., you are being asked to vote on a number of important matters at the 2007 Annual Meeting, including Proposal II in our Proxy Statement. This proposal would amend our certificate of incorporation to eliminate the separate board classes and provide for the annual election for all board members. It supports a growing trend in corporate governance intended to increase stockholder influence on director selections and requires a two-thirds affirmative vote of all outstanding shares for adoption. SAIC’s Board of Directors is urging all stockholders to vote their shares in favor of this proposal.

Your vote is important and helps ensure that we have sufficient shares represented in person or by proxy to establish a quorum for the meeting. I encourage you to review the proxy materials and cast your vote on all proposals and nominees presented by the Board. For your convenience a proxy card or control number is provided. A proxy statement describing these matters was sent to all stockholders and is available online through saic.com under Investor Relations, SEC Filings.

We look forward to receiving your vote and to your participation in the Annual Meeting of Stockholders at 1:00 p.m. (local time) on June 8 at the SAIC Conference Center, 1710 SAIC Drive, McLean, Virginia. The meeting will also be webcast on our website (www.saic.com) and available through audio conferencing at 1-888-238-4246 for U.S. and Canadian stockholders and 1-706-758-4835 for International and local stockholders. Ask for “SAIC 2007 Annual Meeting of Stockholders.”

If you have any questions, please contact SAIC Investor & Employee Owner Relations at 1-800-303-5471. Thank you.

Sincerely,

Kenneth C. Dahlberg
Chairman of the Board and CEO

10260 Campus Point Drive, San Diego, CA 92121